XANSER CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)
	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005
Revenues:
Services	$64,291	$38,842	$118,874	$73,233
Products	253	4,627	464	5,407

Total revenues	64,544	43,469	119,338	78,640

Costs and expenses:
Operating costs	60,071	37,221	111,714	72,015
Cost of products sold	42	5,271	264	5,843
Depreciation and amortization	968	851	1,853	1,829
General and administrative	1,102	646	2,141	1,437

Total costs and expenses	62,183	43,989	115,972	81,124

Operating income (loss)	2,361	(520)	3,366	(2,484)
Interest and other income, net	193	178	412	274
Interest expense	(469)	(254)	(1,026)	(536)

Income (loss) before income taxes	2,085	(596)	2,752	(2,746)
Income tax expense	(1,329)	(1,107)	(2,032)	(1,262)

Net income (loss)	$756	$(1,703)	$720	$(4,008)

Earnings (loss) per common share — Basic and Diluted	$0.02	$(0.05)	$0.02	$(0.12)

XANSER CORPORATION
SUPPLEMENTAL INFORMATION
(In thousands)
(Unaudited)
	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005
Revenues:
Technical services	$61,363	$34,849	$113,175	$65,508
Information technology services	3,181	8,620	6,163	13,132

	$64,544	$43,469	$119,338	$78,640

Operating income (loss):
Technical services	$4,997	$2,913	$7,912	$4,444
Information technology services	(1,534)	(2,788)	(2,405)	(5,492)
General and administrative expenses	(1,102)	(645)	(2,141)	(1,436)

	$2,361	$(520)	$3,366	$(2,484)